                                                                   EXHIBIT 99-13

October 5, 1981


Mr. Alfred C. Morley, President
Frank Russell Investment Company
1250 First Interstate Plaza
Tacoma, WA  98402

Re: Minimum Critical Capital Required by Section 14(a) of Investment Company Act of 1940

Dear Mr. Morley:

On October 5, 1981 we have purchased 100,000 shares of Frank Russell Investment Company's Money Market Fund to provide Frank Russell Investment Company with the minimum capital required by the Act. This purchase has been made for investment purposes without any present intention of redeeming or reselling the shares.

Sincerely yours,

/s/ George F. Russell, Jr.
-----------------------------------
    George F. Russell, Jr.

GFR:jb

cc:  Jeannette R. Kirschman, Treasurer